INGRAM MICRO INC.
HUMAN RESOURCES COMMITTEE CHARTER
Amended June 3, 2009

I.	Purpose of the Committee

The purpose of the Human Resources Committee (the “Committee”) of the Board of Directors of Ingram Micro Inc. (the “Corporation”) is to discharge the responsibilities of the Board of Directors relating to compensation of the Corporation’s chief executive officer (“CEO”) and any Section 16 officer or executive officer of the Corporation or any of its subsidiaries who reports directly to the Corporation’s CEO or chief operating officer.  In addition, the Committee shall be responsible for general compensation strategies and policies relating to the Corporation’s associates, and shall review and report to the Board on the Corporation’s key strategic and operational human resource issues, ensuring that investments in human assets provide maximum return to all partners – associates, customers, shareowners and vendors.

II.	Committee Membership

The Committee shall be comprised of three or more directors.  A person may serve on the Committee only if the Board of Directors determines that he or she (i) is a “Non-employee Director” for purposes of Rule 16b-3 under the Securities Exchange Act of 1934, as amended, (ii) satisfies the requirements of an “outside director” for purposes of Section 162(m) of the Internal Revenue Code, and (iii) is “independent” in accordance with New York Stock Exchange listing standards.

The Board shall appoint the members of the Committee.  Members shall serve at the pleasure of the Board and for such term or terms as the Board may determine.

III.	Committee Structure and Operations

The Board shall designate one member of the Committee as its chair.  The Committee shall meet in person or telephonically at least four times per year at a time and place determined by the Committee’s chair, with further meetings to occur when deemed necessary or desirable by the Committee or its chair.  An agenda of matters to be addressed shall be distributed in advance of each meeting.  The Committee shall maintain minutes of its meetings and report to the Board on a regular basis, but not less than once per year.

The Committee may, in its discretion, delegate all or a portion of its duties and responsibilities to a subcommittee of the Committee.

IV.	Committee Duties and Responsibilities

In furtherance of its purpose, the Committee shall have the following duties and responsibilities:

1.	Establish annual and long-term performance goals and objectives for the Corporation’s executive officers.

2.	Establish the compensation and evaluate the performance of the CEO and other executive officers in light of the approved performance goals and objectives.

3.	Set the compensation level of the CEO and other executive officers based upon the evaluation of the performance of the CEO and the other executive officers, respectively.

4.	Make recommendations to the Board of Directors with respect to incentive-based compensation plans and equity-based plans.

5.	Review and approve all stock related compensation plans, including granting options and awards under the Corporation’s stock-based compensation plans.

6.	Establish general compensation strategy and philosophy, including reviewing competitive analyses, policies and programs for the Corporation.

7.	Review and approve appointments to the Corporation’s Benefits Administration Committee.

8.	Oversee succession-planning processes and key leader succession plans.

9.	Oversee work environment assessment and improvement.

10.
Produce a Committee report on executive compensation as required by the Securities and Exchange Commission to be included in the Corporation’s annual proxy statement or annual report on Form 10-K filed with the Securities and Exchange Commission, as well as review and monitor the gathering and reporting of executive compensation information and disclosures contained in the Corporation’s annual proxy statement.

In discharging its duties and responsibilities, the Committee may choose to establish guidelines for executive compensation programs, and then delegate to management the authority and responsibility to administer the guidelines within the established programs.

In discharging its duties and responsibilities, the Committee shall review and, where appropriate, take action with respect to the following matters:

11.
Any salary adjustment or award of incentive compensation, stock options or other stock-based awards, or other bonus compensation to an executive officer of the Corporation or any of its subsidiaries who reports directly to the Corporation’s CEO or chief operating officer.

12.	Compensation offers for new hires at the level of an executive officer of the Corporation or any of its subsidiaries who reports directly to the Corporation’s CEO or chief operating officer.

13.	The design and payment criteria of any incentive compensation plan in which the Corporation’s executive officers will participate.

14.
Any material changes in compensation, benefit or incentive plans of an executive officer of the Corporation or any of its subsidiaries who reports directly to the Corporation’s CEO or chief operating officer.

15.	Any employment agreement or severance agreement involving an executive officer of the Corporation or any of its subsidiaries who reports directly to the Corporation’s CEO or chief operating officer.

16.	Treatment of any outstanding stock-based awards held by employees of any company that is acquired by the Corporation or any of its subsidiaries.

17.	Any awards under and modifications to the Corporation’s stock-based compensation plans.

18.
Guidelines covering the ownership and retention of stock in the Corporation by an executive officer of the Corporation or any of its subsidiaries who reports directly to the Corporation’s CEO or chief operating officer.

19.	Any recommendation to the Board for the adoption of new stock-based compensation programs.

V.	Performance Evaluation

The Committee shall produce and provide to the Board an annual performance evaluation of the Committee, which evaluation shall compare the performance of the Committee with the requirements of the Charter.  The performance evaluation shall also recommend to the Board any improvements to the Committee’s Charter deemed necessary or desirable by the Committee.  The performance evaluation by the Committee shall be conducted in such manner as the Committee deems appropriate.  The report to the Board may take the form of an oral report by the chair of the Committee or any other member of the Committee designated by the Committee to make this report.

VI.	Public Disclosure of Committee Charter

A copy of the Committee’s Charter shall be posted on the Corporation’s website.

VII.	Resources and Authority of the Committee

The Committee shall have the resources and authority appropriate to discharge its duties and responsibilities, including the authority to consult with and obtain information from the executive officers and other employees of the Corporation and to retain, at the Corporation’s expense, counsel and other experts or consultants.  The Committee shall have the sole authority to select and retain a compensation consultant to assist in the evaluation of the compensation of the Corporation’s CEO or other executive officers, to terminate any consultant retained by it, and to approve the consultant’s fees and other retention terms.